Exhibit 99.1

The Bon-Ton Stores, Inc. Announces Second Quarter of Fiscal 2013 Results

~ Net Loss per Diluted Share Improved by 19.8% to $1.95 per Diluted Share ~

YORK, Pa.--(BUSINESS WIRE)--August 22, 2013--The Bon-Ton Stores, Inc. (NASDAQ:BONT) today reported operating results for the second quarter of fiscal 2013 ended August 3, 2013.

Second Quarter Highlights

  Comparable store sales decreased 6.4%.
  Gross margin rate increased 100 basis points to 37.0%, compared with 36.0% in the second quarter of fiscal 2012.
  Operating loss improved by $2.2 million to $15.5 million, compared with an operating loss of $17.6 million in the second quarter of fiscal 2012.
  Adjusted EBITDA increased $1.6 million to $8.7 million, compared with $7.1 million in the second quarter of fiscal 2012. Adjusted EBITDA is not a measure recognized under generally accepted accounting principles (see Note 1).
  Net loss improved by $7.7 million to $37.3 million, or $1.95 per diluted share, compared with a net loss of $45.0 million, or $2.43 per diluted share, for the second quarter of fiscal 2012. The results for the second quarter of fiscal 2013 include a charge of $3.9 million, or $0.20 per diluted share, for fees and accelerated amortization of deferred fees related to the tender and redemption of the Company’s Senior Notes due 2014 and Second Lien Senior Secured Notes due 2017. The results for the second quarter of fiscal 2012 included a charge of $6.3 million, or $0.34 per diluted share, for fees associated with the exchange of certain of the Company’s Senior Notes due 2014 for Second Lien Senior Secured Notes due 2017.

Comments

Brendan Hoffman, President and Chief Executive Officer, commented, “We were disappointed in our second quarter sales performance, but we were pleased we were able to deliver on several of our goals, including a 100 basis point increase in the gross margin rate and reduced expenses, which led to 23% growth in Adjusted EBITDA. We believe overall sales weakness was in part attributable to the adverse impact of inclement weather in our markets and higher gas prices, especially in the Northeast and Midwest, which contributed to an unfavorable shift in consumer spending patterns. Looking ahead, we remain focused on the continued execution of our key merchandising, marketing and eCommerce strategies, including the localization of our merchandise assortments and marketing programs to drive top-line growth, while maintaining disciplined inventory management and careful cost controls.”

Year-to-date Highlights

  Comparable stores sales decreased 2.5%.
  Gross margin rate increased 70 basis points to 35.8% compared with 35.1% in the prior year period.
  Operating loss improved by $13.6 million to $22.6 million, compared with an operating loss of $36.1 million in the prior year period.
  Adjusted EBITDA increased $12.0 million to $23.9 million, compared with $12.0 million in the prior year period.
  Net loss improved by $21.9 million to $64.0 million, or $3.37 per diluted share, compared with a net loss of $85.8 million, or $4.66 per diluted share, for the prior year period. Year-to-date results for fiscal 2013 include a charge of $4.3 million, or $0.23 per diluted share, for fees and accelerated amortization of deferred fees related to the tender and redemption of certain of the Company’s senior notes. Year-to-date results for fiscal 2012 included a charge of $7.5 million, or $0.41 per diluted share, for fees associated with the senior notes exchange and extinguishment of certain mortgage debt.

Net Sales

Comparable store sales for the second quarter of fiscal 2013 decreased 6.4%. Total sales for the second quarter of fiscal 2013 decreased 6.3% to $557.1 million, compared with $594.9 million for the prior year period.

Other Income

Other income in the second quarter of fiscal 2013 was $13.8 million, compared with $12.4 million in the second quarter of fiscal 2012.

Gross Margin

In the second quarter of fiscal 2013, gross margin decreased $8.0 million to $206.1 million, compared with $214.1 million in the second quarter of fiscal 2012. The gross margin rate for the second quarter of fiscal 2013 increased 100 basis points to 37.0% of net sales from 36.0% of net sales in the prior year period. The increase in the gross margin rate in the current year period is largely attributable to reduced net markdowns and an increase in cumulative markup percentage.

Selling, General and Administrative (“SG&A”) Expense

SG&A expense decreased $8.2 million to $211.3 million in the second quarter of fiscal 2013, compared with $219.4 million in the second quarter of fiscal 2012. The SG&A expense rate for the second quarter of fiscal 2013 increased to 37.9% of net sales, compared with 36.9% of net sales in the second quarter of fiscal 2012, reflecting lower sales in the current quarter.

Depreciation and Amortization / Amortization of Lease-related Interests

Depreciation and amortization expense, including amortization of lease-related interests, was $24.1 million in the second quarter of fiscal 2013, compared with $24.6 million in the second quarter of fiscal 2012.

Interest Expense, Net

In the second quarter of fiscal 2013, interest expense, net, decreased $3.2 million to $17.5 million, compared with $20.7 million in the prior year period. The decrease in the current year period primarily reflects reduced borrowings, deferred fees and interest rates.

Loss on Exchange/Extinguishment of Debt

In the second quarter of fiscal 2013, the Company recorded a $3.9 million loss on extinguishment of debt related to fees and accelerated amortization of deferred fees related to the tender and redemption of certain of the Company’s senior notes. In the second quarter of fiscal 2012, the Company recorded a $6.3 million loss on exchange of debt related to fees associated with the exchange of certain of its senior notes.

Income Tax Provision

An income tax provision of $0.4 million was recorded in the second quarter of fiscal 2013, comparable to the income tax provision in the second quarter of fiscal 2012.

Guidance

Keith Plowman, Executive Vice President and Chief Financial Officer, stated, “We are revising our fiscal 2013 guidance for Adjusted EBITDA in a range of $170 million to $190 million, for earnings per diluted share in a range of $0.15 to $0.75 and for cash flow (see Note 2) in a range of $10 million to $30 million. Assumptions reflected in our full-year guidance are:

  Comparable store sales in a range of a negative 2.5% to flat;
  Gross margin rate in a range of 36.0% to 36.2%;
  SG&A expense, including increased performance incentives, flat to down two-tenths as a percent of sales compared with fiscal 2012;
  Capital expenditures not to exceed $70 million, net of external contributions; and
  Estimated 20.5 million average diluted shares outstanding.”

Mr. Plowman added, “Our excess borrowing capacity under our revolving credit facility was approximately $376 million at the end of the second quarter of fiscal 2013.”

Conference Call Details

The Company’s quarterly conference call to discuss second quarter of fiscal 2013 results will be broadcast live today at 10:00 a.m. Eastern time. Investors and analysts interested in participating in the call are invited to dial (888) 224-1058 at 9:55 a.m. Eastern time. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Thursday, September 5, 2013. The number to call for the taped replay is (877) 870-5176 and the conference PIN is 9001858. The conference call will also be broadcast on the Company’s website at http://investors.bonton.com. An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available through Thursday, September 5, 2013.

About The Bon-Ton Stores, Inc.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 270 department stores, which includes 10 furniture galleries, in 24 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson’s, Elder-Beerman, Herberger’s and Younkers nameplates. The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Cautionary Note Regarding Forward-Looking Statements

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to: risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company in a number of ways, including the potential write-down of the current valuation of intangible assets and deferred taxes; risks related to the Company’s proprietary credit card program; potential increases in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses, including initiatives to reduce expenses and improve efficiency; operational disruptions; unsuccessful marketing initiatives; the failure to successfully implement our key strategies, including initiatives to improve our merchandising, marketing and operations; adverse outcomes in litigation; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purpose; the impact of regulatory requirements including the Health Care Reform Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act; the inability or limitations on the Company’s ability to favorably adjust the valuation allowance on deferred tax assets; and the financial condition of mall operators. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

Note 1: As used in this release, Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, including amortization of lease-related interests, impairment charges and loss on exchange/extinguishment of debt. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). However, we present Adjusted EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses Adjusted EBITDA internally to compare the profitability of our stores. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. Adjusted EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. Adjusted EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP. A reconciliation of net loss to Adjusted EBITDA is provided in the financial schedules accompanying this release.

Note 2: As used in this release, cash flow reflects the forecasted net income, plus depreciation and amortization, amortization of lease-related interests, impairment charges and taxes, less capital expenditures and pension contributions.

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)	August 3,	February 2,
(Unaudited)	2013	2013
Assets
Current assets:
Cash and cash equivalents	$8,140	$7,926
Merchandise inventories	720,177	758,400
Prepaid expenses and other current assets	70,883	70,601
Total current assets	799,200	836,927
Property, fixtures and equipment at cost, net of accumulated depreciation and amortization of $846,396 and $804,559 at August 3, 2013 and February 2, 2013, respectively	643,033	652,822
Deferred income taxes	16,432	15,010
Intangible assets, net of accumulated amortization of $60,807 and $57,596 at August 3, 2013 and February 2, 2013, respectively	106,797	110,563
Other long-term assets	23,338	18,887
Total assets	$1,588,800	$1,634,209
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$235,160	$193,898
Accrued payroll and benefits	29,475	32,410
Accrued expenses	140,090	165,536
Current maturities of long-term debt	7,129	75,886
Current maturities of obligations under capital leases	3,936	3,925
Deferred income taxes	22,561	20,256
Income taxes payable	-	739
Total current liabilities	438,351	492,650
Long-term debt, less current maturities	841,948	768,864
Obligations under capital leases, less current maturities	50,542	52,478
Other long-term liabilities	208,253	209,611
Total liabilities	1,539,094	1,523,603
Shareholders' equity:
Preferred Stock - authorized 5,000,000 shares at $0.01 par value; no shares issued	-	-
Common Stock - authorized 40,000,000 shares at $0.01 par value; issued shares of 17,874,312 and 17,491,277 at August 3, 2013 and February 2, 2013, respectively	179	175
Class A Common Stock - authorized 20,000,000 shares at $0.01 par value; issued and outstanding shares of 2,951,490 at August 3, 2013 and February 2, 2013	30	30
Treasury stock, at cost - 337,800 shares at August 3, 2013 and February 2, 2013	(1,387)	(1,387)
Additional paid-in-capital	160,652	158,728
Accumulated other comprehensive loss	(70,140)	(73,242)
(Accumulated deficit) retained earnings	(39,628)	26,302
Total shareholders' equity	49,706	110,606
Total liabilities and shareholders' equity	$1,588,800	$1,634,209

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	THIRTEEN		TWENTY-SIX
	WEEKS ENDED		WEEKS ENDED
(In thousands except per share data)	August 3,	July 28,	August 3,	July 28,
(Unaudited)	2013	2012	2013	2012

Net sales	$557,140	$594,855	$1,204,044	$1,235,626
Other income	13,845	12,405	28,824	25,931
	570,985	607,260	1,232,868	1,261,557

Costs and expenses:
Costs of merchandise sold	351,008	380,716	772,596	801,932
Selling, general and administrative	211,253	219,435	436,349	447,675
Depreciation and amortization	22,919	23,425	44,099	45,612
Amortization of lease-related interests	1,135	1,178	2,271	2,361
Impairment charges	131	119	131	119
Loss from operations	(15,461)	(17,613)	(22,578)	(36,142)
Interest expense, net	17,547	20,706	36,255	41,279
Loss on exchange/extinguishment of debt	3,917	6,301	4,277	7,470

Loss before income taxes	(36,925)	(44,620)	(63,110)	(84,891)
Income tax provision	404	419	854	928

Net loss	$(37,329)	$(45,039)	$(63,964)	$(85,819)

Basic loss per share	$(1.95)	$(2.43)	$(3.37)	$(4.66)

Diluted loss per share	$(1.95)	$(2.43)	$(3.37)	$(4.66)

Other financial data:
Adjusted EBITDA (1)	$8,724	$7,109	$23,923	$11,950

(1) Adjusted EBITDA reconciliation

The following table reconciles net loss to Adjusted EBITDA for the periods indicated:

	THIRTEEN		TWENTY-SIX
	WEEKS ENDED		WEEKS ENDED
(In thousands)	August 3,	July 28,	August 3,	July 28,
(Unaudited)	2013	2012	2013	2012

Net loss	$(37,329)	$(45,039)	$(63,964)	$(85,819)
Adjustments:
Income tax provision	404	419	854	928
Loss on exchange/extinguishment of debt	3,917	6,301	4,277	7,470
Interest expense, net	17,547	20,706	36,255	41,279
Depreciation and amortization	22,919	23,425	44,099	45,612
Amortization of lease-related interests	1,135	1,178	2,271	2,361
Impairment charges	131	119	131	119

Adjusted EBITDA	$8,724	$7,109	$23,923	$11,950

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, 717-751-3071
Vice President
Investor and Public Relations
mkerr@bonton.com